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                                                                    Exhibit 99.1

                                                      [LOGO] National
                                                             Steel
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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN 46545-3440

News Release

                                         Contact:     Anita-Marie Hill
                                                      Romelia Martinez
                                                      Sitrick And Company
                                                      (310) 788-2850

                  National Steel Announces Early Termination of
                        Hart-Scott-Rodino Waiting Period

         Mishawaka, Ind. - February 27, 2003 - National Steel Corporation announced today that the Federal Trade Commission and Department of Justice have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR") with respect to the proposed sale of National Steel's principal steel making and finishing assets and iron ore pellet operations to AK Steel Corporation. As previously announced, on January 30, 2003, National Steel and AK Steel entered into an Asset Purchase Agreement ("APA") relating to such assets for $1.125 billion, consisting of $925 million in cash and the assumption of certain liabilities approximating $200 million.

         The APA between National and AK Steel remains subject to satisfaction of other closing conditions, including the execution and ratification of a new collective bargaining agreement by the United Steelworkers of America satisfactory to AK Steel for those National Steel employees who will become employees of AK Steel and the approval of the U.S. Bankruptcy Court for the Northern District of Illinois overseeing National Steel's pending Chapter 11 cases. The APA is

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also subject to higher and better offers submitted in accordance with the procedures approved by the Bankruptcy Court under Sections 363 and 365 of the U.S. Bankruptcy Code.

About National Steel:

         Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. For more information about the company, its products and its facilities, please visit the National Steel's web site at www.nationalsteel.com.

         All statements contained in this release, other than historical information, are forward-looking statements. Completion of the potential transaction described in this release is subject to various conditions, risks and uncertainties, and there can be no assurance that the transaction will be consummated. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.

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